EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 2 to the Registration Statement (Form S-3) and related Prospectus of Cypress Bioscience, Inc. for the registration of a total of 5,417,583 shares of common stock of Cypress Bioscience, Inc. and to the incorporation by reference therein of our report dated February 21, 2003, with respect to the financial statements of Cypress Bioscience, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

July 17, 2003